Exhibit 35.4

Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045

Re:	Annual Statement of Compliance for Sequoia Mortgage Trust 2012-6 Mortgage Pass-Through Certificates, Series 2012-6

Per the Amended and Restated Pooling and Servicing Agreement dated as of January 1, 2014 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Master Servicer (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2018 (the “Reporting Period”):

(a)	A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b)

To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period, except as noted in Schedule A.

February 12, 2019

Kristen Cronin

Senior Vice President

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Schedule A

Material Instances of Non-Compliance

List of Exemptions for Sequoia Mortgage Trust 2012-6 Mortgage Pass-Through Certificates, Series 2012-6.

For the September 25, 2018 distribution (the “September Distribution”), Wells Fargo made distributions to the Securities Administrator of the Sequoia Mortgage Trust 2012-6 Mortgage Pass-Through Certificates, Series 2012-6 on September 24, 2018. The September Distribution contained a payment error that resulted in the underpayment of a CUSIP totaling approximately $654,532. The payment error resulted from an administrative error processing the servicer data file containing mid-month loan payoff amounts. The impact of this error was limited to the September Distribution

On October 25, 2018, the September Distribution was revised to correct for the payment error. To prevent further similar payment errors, Wells Fargo has incorporated additional control procedures surrounding the processing of servicer data files containing mid- month loan payoff amounts.